Exhibit 10.8.4

SEPARATION AGREEMENT AND RELEASE

ALBEMARLE CORPORATION (“Corporation”) and PAUL F. ROCHELEAU (“Employee”) in consideration of their mutual promises herein set forth, agree as follows:

1. Transition. Employee will transition his current accountabilities as Senior Vice President and Chief Financial Officer effective September 1, 2005 (the “Transition Date”). As of the Transition Date, Employee will cease to be CFO, relinquish officer status and resign all Officer and Board positions with the Corporation and any of its subsidiaries and affiliates. Employee shall provide the support reasonably necessary to provide a smooth transition with his successor. Employee will continue as a senior advisor reporting to, and advising, the Chief Executive Officer of the Corporation (the “CEO”) on certain business and financial matters for a period of six months following the Transition Date. However, commencing ninety (90) days after the Transition Date, Employee may join the board of directors of other companies and within forty-five (45) days after the Transition Date, Employee may provide paid, part-time consulting advice provided Employee complies with the provisions of Article 13 hereof and Employee does not become an employee of any such company until after the Termination Date.

2. General. In consideration of Employee’s service and contributions to the Corporation and upon the agreement of the Executive Compensation Committee of the Corporation’s Board of Directors regarding the terms of this Agreement, and Employee’s agreement to the conditions of this Agreement, Employee and the Corporation agree that the benefits provided to Employee under this Agreement shall be in lieu of any other benefits under any other severance program of the Corporation or under Employee’s original employment offer letter.

3. Termination of Employment; Salary. Employee will remain an employee of the Corporation and Employee’s base salary will remain at $29,166.67 per month through February 28, 2006, unless terminated earlier pursuant to this Agreement or Employee elects to resign voluntarily (the “Termination Date”). Until the Termination Date, Employee will continue to participate in all employee benefit plans generally available to employees of the Corporation under the terms of those plans. Unless Employee voluntarily resigns, the Corporation will not contest Employee’s application for unemployment insurance.

4. 2005 Bonus. Except as provided in Sections 15 and 16, Employee will receive a bonus for 2005, to be paid on February 28, 2006 after receipt of the release set forth as Exhibit A, equal to $175,000. Employee will not be entitled to any bonus for service in 2006.

5. Performance Units. Under the terms of Employee’s Performance Unit Agreements, the grant Employee received in 2002 will not vest during the period of Employee’s employment. As such, this grant shall be forfeited at the Termination Date. The grant Employee received in 2004 will be earned at the end of 2005 and 50% shall be vested immediately. The multiple of units to determine the earned award shall be the multiple as provided under the Performance Unit Agreement. The vested stock will be awarded to Employee in early 2006 at the same time other participants receive their stock. Employee will be eligible to receive this award provided the Termination Date is after December 31, 2005. The balance of the earned award will be forfeited as it does not vest for another year.

6. Vacation. Employee will be paid for any unused vacation for 2005 within fifteen (15) days after the Termination Date. Except as provided in Section 16, if the Termination Date occurs after December 31, 2005, Employee shall be entitled to be paid for four (4) weeks of vacation for 2006.

7. Stock Options. Employee will be able to exercise stock options Employee holds that are exercisable according to the agreements covering each grant. This includes currently outstanding option grants Employee received in 2002 (100% exercisable as of June 17, 2005), and in 2003 (100% exercisable as of January 30, 2006, provided the Termination Date has not occurred by that date). These may be exercised at any time after they are fully vested up until sixty (60) days after the Termination Date under the terms specified in the stock option agreements. The Corporation shall use reasonable efforts not to involve Employee in a situation where Employee would be legally prevented from exercising his vested stock options within such sixty (60) day period.

8. Pension. Employee has vested a right to a pension under the Retirement Income Plan of the Corporation, based on Employee’s years of service and compensation earned while employed. Employee has not met the vesting requirements for the short service benefit under the Supplemental Executive Retirement Plan (the “SERP”). Therefore, no benefit will be paid to Employee under the SERP.

9. Savings Plan. Employee will be able to make the normal distribution elections regarding Employee’s Savings Plan account.

10. Deferral Plan. Employee will receive a full disbursement of any deferred compensation amounts within six (6) months after the Termination Date according to the terms of that Plan.

11. Return of Property; Intellectual Property Rights. Employee will return to the Corporation within 45 days of the Transition Date all property owned by the Corporation, that is in any way material to the Corporation, including files, documents, data and records (whether on paper, tapes, disks, or in any other form, electronic or otherwise), office equipment, credit cards, and not retain any copies, except that Employee may retain copies of address files compiled during his employment. Employee will retain employee identification cards through the Termination Date and then return those on or before that date. For ninety (90) days after the Transition Date, the Corporation shall provide Employee with an appropriate office and Employee shall retain his email access, cell phone and blackberry (if such devices are provided by the Corporation). Employee acknowledges that the Corporation is the rightful owner of any programs, ideas, inventions, discoveries, copyright material, or trademarks that Employee may have originated or developed, or assisted in originating or developing, during Employee’s period of employment with the Corporation where any such origination or development involved the use of company time or resources, or the exercise of Employee’s responsibilities for or on behalf of the Corporation. Employee will at all times, before and after the Termination Date, cooperate with the Corporation by executing and delivering documents and taking any other actions as are necessary or requested by the Corporation to assist the Corporation in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, copyright material, or trademarks, and to vest title thereto in the Corporation.

12. Proprietary and Confidential Information. Employee will at all times preserve the confidentiality of all proprietary information and trade secrets of the Corporation except to the extent that disclosure of such information is legally required. The phrase “proprietary information” means material information that has not been disclosed to the public and that is treated as confidential within the business of the Corporation such as strategic or tactical business plans; undisclosed financial data; ideas, processes, methods, techniques or systems specific to the Corporation; or patented or copyrighted information, models, devices, programs, computer software, or related information; documents related to regulatory matters and correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing and cost data; reports and analyses of business prospects; business transactions which are contemplated or planned; research data; personnel information and data; identities of users and purchasers of any of the Corporation products or services; and other confidential information pertaining to or known by the Corporation including confidential information of a third party which Employee know or should know the Corporation is bound to protect.

13. Prohibited Conduct. During the period ending twelve (12) months following the Transition Date, Employee, without prior written consent of the CEO, will not: (i) engage in Competitive Activities (as defined below); or (ii) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Employee’s purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute “ownership” or “participation in ownership” for purposes of this paragraph so long as Employee’s equity interest in any such company is less than five percent.

For purposes of this Agreement, “Competitive Activities” means business activities that are in direct and material competition with the any of the businesses of the Corporation as they exist on the Transition Date.

14. Interference With Business Relations. During the period ending twelve (12) months following the Transition Date, Employee, without the written consent of the CEO, will not: (i) recruit or solicit any employee of the Corporation for employment or for retention as a consultant or service provider; (ii) hire or participate (with another company or third party) in the process of hiring any person who is then an employee of the Corporation or provide names or other information about the Corporation employees to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring; (iii) interfere with the relationship of the Corporation with any of its employees, agents, or representatives; (iv) solicit or induce, or in any manner attempt to solicit or induce, any client, customer, or prospect of the Corporation (1) to cease being, or not to become, a customer or (2) to divert any business of such customer or prospect from the Corporation; or (v) otherwise interfere with, disrupt, or attempt to interfere with or disrupt the relationships, contractual or otherwise, between the Corporation and any of its customers clients, prospects, suppliers, consultants, or employees.

15. Non-compliance. In the event Employee fails to comply with any of the covenants under Sections 11, 12, 13 and 14 above, the Corporation may terminate Employee’s employment prior to the expected Termination Date, with the effect that certain Performance Units and stock options may not vest as provided in Sections 5 and 7 above, payments under Section 3 would be discontinued and the 2005 Bonus under Section 4 would not be paid; provided, however, if the Corporation asserts that Employee has failed to comply with Section 11 or 12, the Corporation shall provide written notice to Employee and Employee shall have ten (10) calendar days to correct such violation.

16. Release. In consideration of the benefits set forth in this Agreement, Employee, on behalf of himself, Employee’s heirs, successors and assigns, hereby agrees to release the Corporation (the “Corporation”) and all of its past, present and future subsidiaries, affiliates, directors, officers, agents, representatives, insurers, employees, non-qualified employee retirement plans and employee welfare plans, and all of its and their respective heirs, successors and assigns (“Released Parties”) from any and all claims, demands, actions and liabilities, known or unknown and of whatever kind or nature, that Employee might have relating to Employee’s employment with the Corporation, including the termination of that employment. However, Employee is not releasing Employee’s rights, if any, under any qualified employee retirement plan nor is Employee releasing any rights or claims arising from events that take place after the execution of this Agreement.

Employee understands that as a consequence of Employee’s signing this Agreement Employee is giving up, with respect to Employee’s employment with the Corporation and the termination of that employment, any and all rights Employee might have (i) to file or join a lawsuit under the Age Discrimination in Employment Act of 1967, as amended, and any analogous state, local, or municipal law, regulation, statute or jurisprudence; (ii) to file or join a lawsuit under the Older Workers Benefits Protection Act (“OWBPA”), and any analogous state, local, or municipal law, regulation, statute or jurisprudence; (iii) to file or join a lawsuit under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, The American With Disabilities Act, and any other federal, state, local or municipal law, regulation, statute or jurisprudence prohibiting discrimination in employment on the basis of gender, race, national origin, religion, age, disability or other protected characteristic; (iv) to bring or join any and all other claims, demands, complaints or causes of action of any type relating to Employee’s employment with the Corporation and the termination of that employment, whether based on theories of employment, contract, quasi-contract, trust, negligence or tort law, and whether based on statute, regulation, ordinance, common law, jurisprudence, civil law, or otherwise; and (v) to seek attorneys’ fees or costs in connection with any of the foregoing. Employee further understand that Employee will not apply for employment with or be eligible for rehire by the Corporation, its subsidiaries and affiliates.

On February 28, 2006, Employee shall deliver to the Corporation the letter attached hereto as Exhibit A, duly signed and dated. If Employee fails to so deliver the letter, and after written notice and the expiration five (5) days after notice has been provided, the Corporation may immediately terminate Employee’s employment so that Employee will not be paid a 2005 bonus under Section 4 and Employee will not be entitled to vacation pay for 2006.

17. Cooperation. Except for any claims brought or made by Employee under the terms of this Agreement, Employee agrees to cooperate with the Corporation, upon reasonable written notice and at reasonable times, in (a) the prosecution and defense of any litigation or investigations; (b) preparation of any claims or claims or actions now in existence or that may be threatened or brought in the future; (c) regulatory or other governmental examinations, any of which relate to events or occurrences that transpired which you were employed by the Corporation; and (d) consulting with the Corporation and its advisors, accountants and auditors with respect to matters that transpired while you were employed by the Corporation. Prior to the Termination Date, Employee shall provide such cooperation on an unlimited basis and for no additional compensation. After the Termination Date, Employee shall provide such cooperation for up to twenty (20) days for no additional compensation and for any period of time beyond such twenty (20) days, the Corporation shall pay reasonable compensation to Employee in addition to the amounts paid or payable under this Agreement.

18. Governing Law. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of Virginia determined without regard to its choice of law rules.

19. Invalidity. If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed severable from and shall not affect the remainder hereof, except that no provision shall be severed if it is apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

20. Acknowledgements. By signing this Agreement, Employee acknowledges and agrees that the benefits Employee is receiving for executing this Agreement include consideration over and above benefits Employee would be entitled to receive without executing this Agreement. In addition, Employee agrees that:

a. EMPLOYEE HAS BEEN ADVISED BY THE CORPORATION TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

b. EMPLOYEE HAS BEEN GIVEN A PERIOD OF TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT.

c. Employee has the right to revoke Employee’s acceptance of this Agreement at any time within seven (7) days of Employee’s signing of this Agreement and understands that the provisions of this Agreement shall not become effective or enforceable until after the revocation period has expired. In the event Employee decides to exercise Employee’s right to revoke, which must be done within seven (7) days of Employee’s execution of this Agreement, Employee warrants and represents that Employee will do the following: (i) notify the Corporation in writing, by letter addressed to Jack P. Harsh, of Employee’s intent to revoke this Agreement, and (ii) immediately reimburse the Corporation for any consideration Employee may have received in exchange for the execution of this Agreement.

Employee warrants and represents that Employee’s decision to accept this Agreement is (i) entirely voluntary on Employee’s part; (ii) not made in reliance on any inducement, promise or representation whether express or implied, other than the inducements, representations and promises expressly set forth in this Agreement; (iii) evidence that Employee fully understand and appreciate the consequences of signing this Agreement; and (iv) not the result of any threats or other coercive action to induce acceptance of this Agreement.

Except to the extent otherwise required by law, Employee warrants and acknowledges that Employee may not disclose any of the terms of this Agreement except to Employee’s immediate family, or legal or financial advisors, provided that Employee takes all reasonable measures to assure that none of them disclose the terms of this Agreement to a third party, except as required by law.

Employee agrees not to engage in any communications of any sort or any actions, either directly or through any other person or entity, which disparage (or tend to disparage), either as statements of opinion or of fact, or which harass or intimidate (or tend to harass or intimidate) the Corporation or any Released Party. The Corporation agrees that the members of the Executive Committee of the Board of Directors of the Corporation shall not engage in any communications of any sort or any actions, either directly or through any other person or entity, which disparage (or tend to disparage), either as statements of opinion or of fact, or which harass or intimidate (or tend to harass or intimidate) the Employee. Nothing in this paragraph shall prevent Employee or employees of the Corporation from providing truthful testimony in any administrative or judicial proceeding.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their signatures below.

/s/ Paul F. Rocheleau
Paul F. Rocheleau

Witnessed on this 1st day of August, 2005.

By:	/s/ Nicole C. Daniel
Nicole C. Daniel
Assistant Secretary

ALBEMARLE CORPORATION

By:	/s/ Mark C. Rohr
Mark C. Rohr
President and Chief Executive Officer

Witnessed on this 1st day of August, 2005.

By:	/s/ Nicole C. Daniel
Nicole C. Daniel
Assistant Secretary

Exhibit A

                                    [Insert Date]

Albemarle Corporation

330 South Fourth Street

Richmond, VA 23219

Attn: Luke Kissam

Dear Sirs:

I refer to an agreement dated August 1, 2005 between Albemarle Corporation and me regarding my termination of employment.

I hereby confirm the provisions of Section 16 of such letter and that the release and understandings contained in Section 16 are hereby updated to be effective as of the date of this letter.

                                    Sincerely yours,

                                    Paul Rocheleau